EXHIBIT 10.22

                 G-CSF RECEPTOR NON-EXCLUSIVE LICENSE AGREEMENT

     THIS G-CSF RECEPTOR NON-EXCLUSIVE LICENSE AGREEMENT is entered into and made effective this 11th day of January, 2000, by and between IMMUNEX CORPORATION, a corporation of the state of Washington, having its principle place of business as 51 University Street, Seattle, Washington 98101 (hereinafter referred to as "Immunex"), and TANOX, INC., a corporation of the State of Texas, and having a place of business at 10301 Stella Link, Houston, Texas 77025.

                                   BACKGROUND

          WHEREAS, Immunex is a biopharmaceutical company engaged in the research, development, marketing and sale of therapeutics for treating human disease. Immunex owns proprietary and confidential information and intellectual property relating to G-CSF Receptor ("G-CSF Receptor Technology"). Immunex is the sole owner of and has full right to the Licensed Patent Rights (as defined below):

          WHEREAS, Licensee (as defined herein) wishes to obtain *

          WHEREAS, the use of G-CSF Receptor Technology is valuable to Licensee in the discovery, research and development of Developed Products; therefore, Licensee is willing to compensate Immunex for such use by paying Immunex a royalty calculated as a percentage of Net Sales (as defined below) of Developed Products, in addition to license execution and maintenance fees and fees payable upon the achievement of certain milestones relating to Developed Products.

                                   AGREEMENT

     NOW THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, and for good and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Immunex and Licensee, intending to be legally bound hereby, do hereby agree as follows:
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1.  DEFINITIONS

     1.1 "AFFILIATE" shall mean any corporation, company, partnership, joint venture, firm or other entity which directly or indirectly owns, is owned by or is under common ownership with a Party (as defined below) where "owns" or "ownership" means possession of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction or such lesser percentage provided the operational control is held by the Party) having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with a Party.

     1.2 "CALENDAR QUARTER" shall mean each three (3) month period commencing January 1, April 1, July 1 and October 1 of each year during the Term (as defined in Section 5.1) of this Agreement.

     1.3  "DEVELOPED PRODUCT" *

     1.4 "EFFECTIVE DATE" shall mean the date this Agreement is effective, which shall be the date first indicated above.

     1.5  "FIELD" *

     1.6 "FORCE MAJEURE" shall mean any act of God or the public enemy, any accident, explosion, fire, storm, earthquake, flood, drought, peril of the sea, riot, embargo, war or foreign, federal, state or municipal order issued by a court or other authorized official, seizure, requisition or allocation, any failure or delay of transportation, shortage of or inability to obtain supplies, equipment, fuel or labor or any other circumstance or event beyond the reasonable control and without the fault or negligence of the Party relying upon such circumstance or event.

     1.7  "LICENSED PATENT RIGHTS" *

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     1.8  "LICENSEE" shall mean Tanox, Inc. and/or its Affiliates, as applicable.

     1.9  "NET SALES" *

     1.10 "PARTY" shall mean either Immunex or Licensee, as applicable. The term "PARTIES" shall mean both Immunex and Licensee.

     1.11 "PHASE III" shall mean, with respect to a Developed Product, the period of product development commencing with enrollment of the first patient in a placebo-controlled or otherwise appropriately controlled clinical trial that is intended to demonstrate efficacy for registration of such Developed Product and ending upon filing of an NDA, BLA, or foreign equivalent seeking Regulatory Approval, where the clinical trial is sponsored by a Party or its sublicensees.

     1.12 "REGULATORY AGENCY" shall mean the United States Food and Drug Administration ("FDA") or any successor agency vested with administrative and regulatory authority to approve testing and marketing of human pharmaceutical or biological therapeutic products in the United States and/or any regulatory body with similar regulatory authority in any other part of the world where any Party to

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this Agreement elects to file an NDA, BLA or foreign equivalent seeking
Regulatory Approval.

     1.13 "REGULATORY APPROVAL" shall mean the receipt by a Party of the authorization by an appropriate Regulatory Agency to market and sell Developed Product in a country, including to the extent required, any governmental pricing approval for such Developed Product in such country.

     1.14 "THIRD PARTY" shall mean any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity that is neither a Party nor an Affiliate.

     1.15 *

2.  LICENSE GRANT

     2.1 Immunex hereby grants a non-exclusive worldwide license under the Licensed Patent Rights, for manufacture and use of G-CSF Receptor in the Field by Licensee. This license includes the limited right to sublicense the Licensed Patent Rights to a Third Party to manufacture Developed Products on behalf of Licensee. The license grant herein does not include the right to sublicense the Licensed Patent Rights to sell or offer for sale G-CSF Receptor. In any event, such license grant shall permit the manufacture, use, sale, offer for sale and importation of Developed Products by Licensee throughout the world. Nothing contained in this Agreement shall restrict or prohibit Licensee's right to grant to a Third Party such right to sell or offer for sale a Developed Product.

3.  PAYMENTS AND REPORTS

     3.1 LICENSE EXECUTION FEE. * after the Effective Date, Licensee shall pay to Immunex *

     3.2 LICENSE MAINTENANCE FEE. In consideration of maintaining the license granted to it pursuant to this Agreement. Licensee shall pay to Immunex *


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     3.3  MILESTONE FEES.  For each Developed Product, Licensee, or its
Affiliate, shall pay Immunex the following fees upon occurrence of the following milestone events:

                                       *

     3.4 ROYALTIES. Licensee shall pay Immunex a royalty of * in respect of the annual Net Sales of all Developed Products * following the last day of each Calendar Quarter following * Such royalties shall not be returnable in any event. *

     3.5  ROYALTY REPORTS AND TERM. *

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     3.6  CURRENCY CONVERSION.  Royalty and milestone payments by Licensee shall be made to Immunex in U.S. Dollars. For converting any royalty payments on Net Sales made in a currency other than U.S. Dollars, Net Sales shall first be determined in the currency of the country in which they are earned and shall be converted each Calendar Quarter into an account in U.S. Dollars at the average of the bid and ask prices reported in the WALL STREET JOURNAL as of the close of the last business day of such Calendar Quarter in which such royalty is due. If the last day of such Calendar Quarter is not a business day, then the closest preceding business day shall be used for such calculation. All such converted
Net Sales shall be consolidated with U.S. Net Sales for each Calendar Quarter and the applicable royalty payable determined therefrom. If by law, regulation or fiscal policy of a particular country, remittance of royalties in U.S.
Dollars is restricted or forbidden, notice thereof will be promptly given to Immunex, and payment of the royalty shall be made by the deposit thereof in local currency to the credit of Immunex in a recognized banking institution designated by Licensee. When in any country a law or regulation prohibits both the transmittal and deposit of royalties on sales in such a country, royalty payments shall be suspended for as long as such prohibition is in effect and as soon as such prohibition ceases to be in effect, all royalties that Licensee would have been under obligation to transmit or deposit but for the prohibition, shall forthwith be deposited or transmitted promptly to the extent allowable.
The actual currency conversion calculations by Licensee for any country for a particular Calendar Quarter shall be included in the royalty report provided to Immunex for such Calendar Quarter under Section 3.5 above.

     3.7 WITHHOLDING TAXES. All royalty amounts required to be paid to Immunex pursuant to this Agreement may be paid with deduction for withholding for or on account of any taxes (other than taxes imposed on or measured by net income) or similar governmental charge imposed by a jurisdiction other than the United States ("Withholding Taxes"). At Immunex's request, Licensee shall provide Immunex a certificate evidencing payment of any Withholding Taxes hereunder and shall reasonably assist Immunex to obtain the benefit of any applicable tax treaty, at Immunex's sole cost for providing such reasonable assistance.

4.  RECORDS

     4.1 LICENSEE'S RECORDS. Licensee shall keep and maintain, and shall require each Affiliate to keep and maintain, in accordance with generally acceptable accounting principles, adequate records in sufficient detail to enable the payments due under Sections 3.3 and 3.4 to be determined. Nothing herein shall require Licensee or any Affiliate to retain such records longer than three (3) years after the payments to which they relate are paid.

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     4.2  AUDITS.  At Immunex's request and expense. Licensee shall permit such records under Section 4.1 to be inspected at any time during regular business hours, but not more than once in any calendar year, by an independent public accountant, appointed by Immunex for this purpose and reasonably acceptable to Licensee, who shall report to Immunex only the amount of the royalties due hereunder. If such independent public accountant reasonably determines that such royalties, after adjustments in accordance with generally acceptable accounting principles, have been understated by Licensee, for any calendar year. Licensee shall pay the amount due for all royalties not properly reported. If it is determined that Licensee has understated such royalties by an amount equal to or greater than * Licensee shall pay all reasonable fees and costs incurred by such independent public accountant in the course of making such determination.

5.  TERM AND TERMINATION

     5.1 TERM This Agreement shall be effective as of the Effective Date and shall continue in full force and effect until the later of the expiration, lapse, revocation, unenforceability or invalidation of the last of the Licensed Patent Rights, on a country-by country basis, unless earlier terminated earlier as provided in this Agreement (the "Term"). Upon expiration of this Agreement, all rights licensed hereunder shall become irrevocable upon payment of any amounts due that have accrued hereunder prior to expiration. Expiration of this Agreement shall not preclude Licensee from continuing to make, have made, use, sell, offer for sale or import Developed Product worldwide without further royalty payments or other remuneration to Immunex with respect to Licensed Patent Rights.

     5.2 IMMUNEX'S RIGHT TO TERMINATE. Immunex shall have the right to terminate this Agreement, including the licenses granted herein, in the event that any material term or condition of this Agreement is breached by Licensee or an Affiliate, and such breach is unremedied for a period of sixty (60) days after Licensee's receipt of Immunex's written notice thereof. If such breach is corrected within the sixty (60) day period, this Agreement and the rights granted shall continue in force.

     5.3 LICENSEE'S RIGHT TO TERMINATE. In the event that Licensee determines that it will no longer carry out or continue drug discovery, research, development of manufacturing using Licensed Patent Rights or continue development or sale of Developed Products. Licensee shall notify Immunex in writing, and this Agreement shall be terminated as of the date Immunex receives such notice from Licensee.

     5.4 CONTINUING OBLIGATIONS. Termination of this Agreement shall not relieve License of any obligations to make payment of any sum due prior to termination

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under Article 3, or to keep records and provide written reports with respect thereto, and to permit inspection thereof in accordance with Section 4.2

6.  WARRANTIES

     6.1 WARRANTIES AND REPRESENTATIONS OF IMMUNEX. Immunex warrants to Licensee that:

          6.1.1 Immunex is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has all necessary corporate power to enter into and perform its obligations under this Agreement.

          6.1.2 the execution, delivery and performance of this Agreement by Immunex have been duly authorized and approved by all necessary corporate action, and this Agreement is binding, upon and enforceable against Immunex in accordance with its terms (subject to bankruptcy and similar laws affecting the rights of creditors generally);

          6.1.3 as of the Effective Date, Immunex is the owner of the Licensed Patent Rights and has the right to grant Licensee the licenses granted hereunder; and

          6.1.4 Immunex is not aware of any special or unusual hazards that would would proscribe Licensee's right to develop and sell Developed Products.

     6.2 WARRANTIES AND REPRESENTATION OF LICENSEE. Licensee represents and warrants to Immunex that:

          6.2.1 Licensee is a corporation duly organized, validly existing, and in good standing, under the laws of the State of Texas and has all necessary corporate power to enter into and perform their obligations under this Agreement;

          6.2.2 the execution, delivery and performance of this Agreement by Licensee, have been duly authorized and approved by all necessary corporate action, and this Agreement is binding, upon and enforceable against Licensee, in accordance with its terms (subject to bankruptcy and similar laws affecting rights of creditors generally); and

          6.2.3 during the Term of this Agreement, Licensee shall not practice the Licensed Patent Rights other than as specifically authorized in this Agreement.

     6.3 LIMITATION OF LIABILITY. Immunex has no control over the manner in which the Licensee intends to use the Developed Products or Licensed Patent Rights. Immunex shall not be liable to Licensee for any losses, damages, costs or

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expenses of any nature incurred or suffered by Licensee or by a Third Party, arising, out of any dispute or other claims or proceedings made by or brought against Licensee, (including, without limitation, product liability claims and claims by a Third Party alleging infringement of its intellectual property rights by the use or sale of any Developed Product), nor shall Immunex be responsible in any way for dealing with any such dispute, claim or proceedings, except to the extent that any such dispute, claim or proceeding arises from (a) a breach by Immunex of any warranty set forth in Section 6.1 hereof, or (b) the gross negligence or willful misconduct by Immunex, its employees, agents or directors. EXCEPT AS SET FORTH IN SECTION 6.1 OR 6.2 HEREOF, NEITHER PARTY MAKES ANY PRODUCT WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IMMUNEX SHALL NOT BE LIABLE TO LICENSEE FOR ANY USE OF LICENSED PATENT RIGHTS BY LICENSEE OR FOR ANY LOSS, CLAIM, DAMAGE, OR LIABILITY, OF ANY KIND OR NATURE, WHICH MAY ARISE FROM OR IN CONNECTION WITH THIS AGREEMENT. NEITHER PARTY TO THIS AGREEMENT SHALL BE ENTITLED TO RECOVER FROM THE OTHER ANY SPECIAL INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES. IN ADDITION, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND PARTICULARLY THAT PRODUCTS WILL BE DEVELOPED HEREUNDER, WILL HAVE COMMERCIAL UTILITY OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. FURTHERMORE, IMMUNEX MAKES NO WARRANTY EITHER EXPRESS OR IMPLIED THAT THE COMMERCIALIZATION OF DEVELOPED PRODUCTS USING THE LICENSED PATENT RIGHTS WILL NOT INFRINGE ANY OTHER INTELLECTUAL PROPERTY OF A THIRD PARTY.

     6.4 NO CONFLICT. Each Party represents and warrants that, notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement and the performance of its obligations hereunder (a) do not conflict with or violate any requirements of applicable laws or regulations and (b) do not and shall not conflict with, violate or breach or constitute a default or constitute a default or require any consent under, any contractual obligation.

7.  INDEMNIFICATION

     7.1 Licensee shall indemnify and hold harmless each of Immunex, its successors and assigns, and the officers, employees, agents and counsel thereof (the "Immunex Indemnities") from and against any and all claims of whatever kind or nature, including, without limitation, any claim or liability based upon any theory of negligence, warranty, strict liability, violation of government regulation or infringement of patent or other proprietary rights, arising from or occurring as a

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result of (a) the use of Licensed Patent Rights and Developed Products by
Licensee or any agent of Licensee, or (b) any breach of this Agreement by Licensee, provided:

          7.1.1 Licensee shall not be obligated under this Section to the extent that such claim or liability was the result of the breach of any warranty of Immunex set forth in Section 6.1 hereof, or gross negligence or willful misconduct of any employee or agent of Immunex;

          7.1.2 Licensee shall have no obligation under this Article unless Immunex (a) gives Licensee at least thirty (30) days written notice of any claim or liability for which it seeks to be indemnified under this Agreement, (b) Licensee is granted full authority and control over the defense, including settlement, of such claim or liability, and (c) Immunex cooperates fully with Licensee and its agents in defense of the claim or liability; and

          7.1.3 Immunex shall have the right, at its own expense, to have its own counsel participate in the defense of any such claim or liability referred to in this Article, provided, however, that Licensee shall have full authority and control to handle any such claim or liability, including any settlement or other disposition thereof, for which Immunex seeks indemnification under this Article and such counsel shall cooperate with Licensee.

8.  MISCELLANEOUS

     8.1 NOTICES. All notices, reports, and other communications to Immunex or Licensee shall be in writing (including electronic facsimile transmissions), shall refer specifically to this Agreement and shall be sent by electronic facsimile transmission or by registered mail or certified mail, return receipt requested, postage prepaid, by express courier services providing evidence of delivery, in each case to the respective address specified below (or to such address as may be specified in writing to the other Party);

If addressed to Licensee:

                            Tanox, Inc.
                            10301 Stella Link
                            Houston, Texas 77025
                            Attention:  Nancy T. Chang, President
                            Fax:  (713) 664-8914

                            with a copy to:
                            Head of Legal Affairs
                            Fax:  (713) 664-8914

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and if to Immunex shall be sent to:

                            Immunex Corporation
                            51 University Street
                            Seattle, Washington 98101
                            Attn:  General Counsel
                            Fax:  (206) 233-0644

     8.2 FORCE MAJEURE. Immunex and Licensee shall each be excused for any failure or delay in performing any of its respective obligations under this Agreement if such failure or delay is caused by Force Majeure. The Party affected by the Force Majeure shall use all reasonable efforts to correct the Force Majeure as quickly as possible and to give the other Party prompt written notice when it is again fully able to perform its obligations hereunder.

     8.3 ASSIGNABILITY. Neither this Agreement nor the rights herein granted may be assigned by either Party to any Third Party without the written consent of the other, which consent shall not be unreasonably withheld; provided, however, that either Party may assign this Agreement to any Affiliate, or to any corporation with which it may merge or consolidate or to which it may transfer all or substantially all of its assets to which this Agreement relates, without obtaining the consent of the other Party.

     8.4 AMENDMENTS. No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, whether oral or written, except that the Parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.

     8.5 SEVERABILITY. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, Immunex and Licensee hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect. In the event that the terms and conditions of this Agreement are materially altered as a result of this Section, the parties will renegotiate the terms and conditions of this Agreement to resolve any inequities.

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     8.6  HEADINGS.  Headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration interpreting this Agreement.

     8.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts taken together shall constitute one and the same instrument.

     8.8 ENTIRE AGREEMENT. This Agreement, on and as of the Effective Date hereof, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all previous or contemporaneous writings and understanding, whether written or oral.

     8.9 BANKRUPTCY. Notwithstanding the bankruptcy of Immunex, or the impairment of performance by Immunex of its obligations under this Agreement as a result of bankruptcy or insolvency of Immunex, Licensee shall be entitled to retain the licenses granted herein, subject to Immunex's rights to terminate this Agreement for reasons other than bankruptcy or insolvency as expressly provided in this Agreement, and subject to performance by Licensee of its preexisting obligations under this Agreement.

All rights and licenses granted under or pursuant to this Agreement by Immunex to Licensee, are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(52) of the U.S. Bankruptcy Code. The parties agree that Licensee, as a license of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, subject to performance by Licensee of its preexisting obligations under this Agreement. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Immunex under the U.S. Bankruptcy Code, Licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to Licensee (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by Licensee, unless Immunex elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of Immunex upon written request therefor by Licensee, provided, however, that upon Immunex's (or its successor's) written notification to Licensee that it is again willing and able to perform all of its obligations under this Agreement. Licensee shall promptly return all such tangible materials to Immunex, but only to the extent that Licensee does not require continued access to such materials to enable Licensee to perform its obligations under this Agreement.

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     8.10  RELATIONSHIP.  The relationship of employer and employee shall not exist between Immunex and Licensee under this Agreement. This Agreement shall not be deemed to establish a joint venture or partnership between Licensee and Immunex. Nothing contained in this Agreement shall be construed, by implication or otherwise, as an obligation incurred by Licensee to enter into any further agreement with Immunex.

     8.11 APPLICABLE LAW. This Agreement is acknowledged to have been made in and shall be construed in accordance with the laws of the state of Washington without reference to any rules govening conflicts of laws.

                      [This space is intentionally left blank.]

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     8.12 PRESS RELEASE. No public announcement or other disclosure to Third
Parties (other than Affiliates and external collaborators) concerning the existence of or terms of this Agreement shall be made, either directly or indirectly, by either party, without first obtaining the written approval of the other Party and agreement upon the nature and text of such announcement or disclosure. The Party desiring to make my such public announcement or other disclosure shall inform the other Party of the proposed announcement or disclosure in reasonably sufficient time prior to public release and shall provide the other Party with a written copy thereof, in order to allow such other Party to comment upon such announcement or disclosure. Once any such public announcement or disclosure has been approved in accordance with this
Section 8.12. then either Party may appropriately communicate information contained in such permitted announcement or disclosure. Each Party shall cooperate fully with the other with respect to all required disclosures regarding this Agreement to the Securities and Exchange Commission or any other governmental or regulatory agency. Each Party shall be entitled to disclose this Agreement, its terms or other confidential information of the other obtained pursuant to this Agreement with respect to disclosures regarding this Agreement that are required by the Securities and Exchange Commission or any other governmental or regulatory agency under applicable laws, rules and regulations. Either Party may disclose such confidential information without the other Party's prior written approval provided that the other Party is given an opportunity to review and comment on the information being disclosed prior to its disclosure, and that such information is disclosed only to the extent required in order to comply with such applicable laws, rules and regulations or with orders by courts of competent jurisdiction requiring such disclosures.

IN WITNESS WHEREOF, the parties have executed the Agreement and have entered the effective date of the first page hereof.

         IMMUNEX CORPORATION                    TANOX, INC.
         By:  /s/BARRY G. PEA                   By:  /s/NANCY T. CHANG
         Name:  Barry G. Pea                    Name:  Nancy T. Chang
                Vice President and              Title:  President and CEO
         Title: Deputy General Counsel
         Date:  1-12-00                         Date:  1/11/00

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